Exhibit 99(g)

                     Entergy London Investments
      Computation of Ratios of Earnings to Fixed Charges and
                  Ratios of Earnings to Fixed Charges


                                                   December 31,   March 31,
                                                       1997          1998

Fixed charges, as defined:
  Total Interest                                       178,647      205,782
  Interest applicable to rentals                         3,766        4,108
                                                      --------     --------
Total fixed charges, as defined                       $182,413     $209,890
                                                      ========     ========
Earnings as defined:
  Net Income                                         ($148,856)   ($138,082)
  Add:
    Provision for income taxes:
      Total                                            (55,536)     (57,527)
    Fixed charges as above                             182,413      209,890
                                                      --------      -------
Total earnings, as defined                            ($21,979)     $14,281
                                                      ========      =======
Ratio of earnings to fixed charges, as defined           -0.12         0.07
                                                      ========      =======